                                                                 Exhibit (h)(23)

                              GOLDMAN, SACHS & CO.

                         Fee Information for Services as
                  Plan, Transfer and Dividend Disbursing Agent

                               GOLDMAN SACHS TRUST
                                  On behalf of
             Goldman Sachs - Institutional Liquid Assets Portfolios



          For the services provided and the expenses assumed by Goldman, Sachs & Co. pursuant to the Transfer Agency Agreement with respect to the Goldman Sachs -- Institutional Liquid Assets Portfolios (the "Funds"), Goldman Sachs Trust shall pay to Goldman, Sachs & Co. as full compensation therefor a fee payable monthly at the annual rate of .04% of the average daily net asset value of each Portfolio's ILA Institutional, ILA Service, ILA Administration, ILA Cash Management (where applicable), ILA Class B (where applicable) and ILA Class C (where applicable) Units.

          Goldman, Sachs & Co. shall bear all expenses incurred by it in connection with the performance of its duties under the Transfer Agency Agreement, including the expenses referred to in paragraph 6.02 thereof.



Goldman, Sachs & Co.                   Goldman Sachs Trust

By:                                    By:
   -----------------------------          ---------------------------
       (Authorized Officer)                  (Authorized Officer)


Date:     July 31, 1998                Date:        July 31, 1998
     ---------------------------            -------------------------